UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-A/A

(AMENDMENT NO. 4)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

STATE STREET CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2456637
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Lincoln Street Boston, Massachusetts	02111
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class to be so registered
Common Stock, $1 Par Value	Boston Stock Exchange
Preferred Share Purchase Rights	New York Stock Exchange
Archipelago Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.                Description of Registrant’s Securities to be Registered.

State Street Corporation (the “Company”) hereby supplements Item 1 to reflect the following developments with respect to its Preferred Share Purchase Rights:

On October 19, 2006, the Board of Directors of the Company amended the Amended and Restated Rights Agreement dated as of September 15, 1988, as amended as of September 20, 1990, as amended and restated as of June 18, 1998, and as amended as of April 5, 2004 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (as successor to BankBoston, N.A.), as Rights Agent, to change the Final Expiration Date of the Rights issued under the Rights Agreement from September 15, 2008 to October 20, 2006. As a result of such amendment, the Rights expired and the Rights Agreement effectively terminated as of October 20, 2006.

The foregoing summary of the amendment to the Rights Agreement is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 1 hereto, and the full text of the Rights Agreement prior to the amendment, which is filed as Exhibit 1 to Amendment No. 3 to the Company’s Form 8-A/A as filed with the Securities and Exchange Commission on April 6, 2004, each of which is incorporated herein by reference.

Item 2.  Exhibits.

Exhibit No.	Description

1	Amendment to Amended and Restated Rights Agreement, dated as of October 19, 2006, between State Street Corporation and Computershare Trust Company, N.A. (as successor to BankBoston, N.A.).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

STATE STREET CORPORATION

Date: October 20, 2006	By:	/s/ Pamela D. Gormley
Name: Pamela D. Gormley
Title: Executive Vice President and Corporate Controller

EXHIBIT INDEX

Exhibit No.	Description

1	Amendment to Amended and Restated Rights Agreement, dated as of October 19, 2006, between State Street Corporation and Computershare Trust Company, N.A. (as successor to BankBoston, N.A.).